EXHIBIT 99.1

Federal Trust Corporation Announces 47% Profit Improvement in Second
Quarter Earnings to $686 Thousand /$.10 EPS

Assets Reach $434 Million

Sanford, Florida (PR Newswire) – July 25, 2003 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today that second quarter earnings were $686 thousand (unaudited) or $.10 per basic and diluted share, compared to $466 thousand, or $.08 per basic and diluted share for the second quarter of 2002. The increase in earnings continues to reflect the Company’s growth in assets and the improvement in net interest income.

At June 30, 2003, the Company’s assets were $434 million, an increase of $66 million from December 31, 2002. Stockholders’ equity at the end of the second quarter was $26.3 million (unaudited), with 6,591,338 shares of common stock outstanding.

According to President Suskiewich, “2003 has been a challenging year with the continuing weakness in the economy, rising unemployment, falling interest rates and unprecedented volume of home mortgage refinancing activity. We are pleased, however that we are meeting our goals for continued growth and increased profits. In early June 2003, we opened our fifth branch in Deltona, Florida. Our sixth branch is currently under construction in Orange City, Florida and we anticipate opening the facility before the end of the third quarter of 2003.”

Federal Trust Corporation is a savings and loan holding company and is the parent company of Federal Trust Bank, a $429 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from five full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach and Deltona, Florida. It’s Executive and Administrative Offices are located in Sanford, Florida. The Company’s common stock began trading on the American Stock Exchange on June 27, 2003, under the symbol “FDT”.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact: Marcia Zdanys, Corporate Secretary/Investor Relations (407) 323-1833

FEDERAL TRUST CORPORATION
312 West Second Street
Sanford, Florida 32771